EXHIBIT 15

                          ACCOUNTANTS' ACKNOWLEDGEMENT



To the Shareholders and Board of Directors of KSW, Inc.:

We hereby acknowledge our awareness of the incorporation by reference of our report dated October 30, 2003, included within the Quarterly Report on Form 10-Q of KSW, Inc. for the quarter ended September 30, 2003, in the following Registration Statements:

- Form S-8 dated February 13, 1997 (File No. 33-21735)

- Form S-8 dated April 16, 1998 (File No. 33-350293)

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


MARDEN, HARRISON & KREUTER
Certified Public Accounts, P.C.



White Plains, New York
November 13, 2003



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